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                                 EXHIBIT 99.1

                                 PRESS RELEASE

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PATRIOT AMERICAN HOSPITALITY AND INTERSTATE HOTELS COMPANY ANNOUNCE FINAL
EXCHANGE RATIO FOR PATRIOT'S ACQUISITION OF INTERSTATE

SHAREHOLDER MEETINGS ARE SCHEDULED FOR MARCH 30, WITH ACQUISITION TARGETED TO CLOSE ON OR ABOUT APRIL 2

DALLAS and PITTSBURGH, March 23 /PRNewswire/ -- Patriot American Hospitality, Inc. ("Patriot"), whose shares are paired with those of Wyndham International, Inc. (NYSE: PAH), and Interstate Hotels Company (NYSE: IHC) jointly announced
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today that the measurement period to determine the exchange ratio in connection with Patriot's acquisition of Interstate concluded on Friday, March 20. Pursuant to the Merger Agreement, Patriot will acquire 40% of the outstanding shares of Interstate common stock for $37.50 per share in cash, while the remaining 60% of Interstate's shares will be converted into paired shares of Patriot and Wyndham at an exchange ratio of 1.341 paired shares for each Interstate share. Interstate's Board of Directors has unanimously determined to proceed with the transaction. Shareholder meetings to approve the Merger Agreement are scheduled for March 30 and the parties have targeted to complete the transaction on or about April 2, 1998.

Patriot has confirmed that Interstate shareholders receiving paired shares in the merger will be entitled to receive Patriot's regular quarterly dividend of 32 cents per paired share for the first quarter of 1998, which dividend is scheduled to be paid in late April. Additionally, Patriot confirmed that Interstate shareholders receiving paired shares in the merger will be entitled to participate with all other Patriot shareholders in a special distribution of accumulated earnings and profits from Patriot's acquisition of Wyndham Hotel Corporation earlier this year. This special distribution, which is currently estimated to total approximately 30 cents per paired share, is also scheduled to be paid in late April. The record and payment dates for these distributions have not yet been set, but will be established to allow Interstate shareholders receiving paired shares in the merger to receive both payments by the end of April. Patriot also announced that it has agreed to waive certain conditions to completion of the merger.

"Jim Carreker and I are very pleased to announce that the Interstate transaction is proceeding as scheduled," said Paul A. Nussbaum, chairman and chief executive officer of Patriot American. "We are excited by the prospects of this combination and look forward to completing the integration of Interstate into our combined organization and building a world-class hotel company from our combined strengths."
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"As our merger with Patriot American nears completion, we want to reiterate our strong commitment to this combination, which we believe will create a truly exceptional company," said Milton Fine, chairman of Interstate. "Tom Parrington, Bill Richardson and I, as well as the entire Interstate management team, are continuing to work closely with our colleagues at Patriot and Wyndham to complete the transaction promptly, so that its benefits can be realized for all of our shareholders."

About Patriot American and Wyndham International

Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio currently comprised of 230 owned, managed, leased or franchised hotels and resorts with more than 60,000 rooms. Wyndham International, comprised of the Luxury Hotel Division, the Wyndham Hotel Group, the Management Services Group and the Asset Management Group, leases, manages and franchises primarily upscale hotel and resort properties represented by its proprietary brands, and provides management services for third-party owned hotels and resorts.

About Interstate Hotels Company

Based in Pittsburgh, Pennsylvania, Interstate Hotels Company is the largest independent hotel management company in the United States. As of March 1, 1998, Interstate owned, managed, leased or performed related services for a portfolio of 214 hotels, totaling 43,447 rooms. The Company owns or has a controlling interest in 41 hotels.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the satisfaction of certain conditions, the obtaining of certain third-party consents, the status of proposed tax legislation regarding the paired-share structure and other risks detailed in the Joint Proxy Statement/Prospectus of Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company filed with the Securities and Exchange Commission and distributed to the companies' respective shareholders in connection with the proposed merger. Reference is hereby made to the "Risk Factors" set forth in such Joint Proxy Statement/Prospectus.